                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2



                                 CYBERCASH, INC.
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                                (NAME OF ISSUER)


                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                     2324621
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                                 (CUSIP NUMBER)




Check the following box if a fee is being paid with this statement / / (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

                        (CONTINUED ON FOLLOWING PAGE(S))

                               (Page 1 of 5 Pages)
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CUSIP NO.    2324621                13G                Page 2 of 5 Pages
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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             CISCO SYSTEMS, INC.
             77-0059951
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) / /
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA

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                 5  SOLE VOTING POWER
                         600,000
    NUMBER OF   ----------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY          0
    OWNED BY    ----------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON             600,000
      WITH      ----------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                          0
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
             600,000

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                          / /
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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.6%

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 12   TYPE OF REPORTING PERSON *
             CO

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages




ITEM 1(a)        NAME OF ISSUER:

                 CyberCash, Inc.


ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 2100 Reston Parkway, Suite 430
                 Reston, Virginia 22091


ITEM 2(a)        NAME OF PERSON FILING:

                 Cisco Systems, Inc.


ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 255 W. Tasman Drive
                 San Jose, CA  95134


ITEM 2(c)        CITIZENSHIP:

                 California


ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

                 Common Stock


ITEM 2(e)        CUSIP NUMBER:

                 17275R1

                                                               Page 4 of 5 Pages



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable


ITEM 4.          OWNERSHIP.

                 See Rows 5 through 11 of Cover Page.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable


ITEM 10.         CERTIFICATION.

                 Not Applicable
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                                                               Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997



By:   /s/ LARRY R. CARTER
      --------------------------------------

      Name:   Larry R. Carter
      ---------------------------------

      Title:  Chief Financial Officer
      ---------------------------------